Exhibit 99.1

Contact:

Martin Dolfi

Victory Acquisition Corp.

(212) 683-5350

FOR IMMEDIATE RELEASE

VICTORY ACQUISITION CORP.’S

SECURITIES TO COMMENCE SEPARATE TRADING

New York, New York, May 30, 2007 – Victory Acquisition Corp. (AMEX: VRY.U) announced today that separate trading of the common stock and warrants underlying the units issued in the Company’s initial public offering which took place on April 30, 2007 will commence on June 1, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols VRY and VRY.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol VRY.U.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).

About Victory Acquisition Corp.

Victory Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses, which we refer to as our initial business combination. Its efforts in identifying a prospective target business will not be limited to a particular industry although it will not search for target businesses in the franchising, financial services or healthcare industries.

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